UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12

EMERGING VISION, INC.

(Names of Registrant as Specified in its Charter)

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June 28, 2004

AN OPEN LETTER FROM YOUR MANAGEMENT TEAM

To All Shareholders of Emerging Vision, Inc.:

We are writing to you in our capacity as the entire management team of Emerging Vision, Inc. (“Emerging Vision or the “Company”). You may already have received or may soon be receiving various communications from Benito Fernandez or his company, Horizons Investors Corp., including their definitive proxy materials, soliciting your vote to elect Fernandez and his hand-picked nominees to the Emerging Vision Board of Directors. Fernandez and Horizons are soliciting proxies, as dissidents, in opposition to Emerging Vision’s slate of directors.

We believe that in waging this proxy fight, Fernandez’s interests as a 34% shareholder are not necessarily aligned with those of every other public shareholder and that he does not have the best interests of you or your Company at heart. Accordingly, your participation at this year’s Annual Meeting of Emerging Vision shareholders is extremely important.

If elected, Fernandez and his nominees, at least two of whom have business ties to Fernandez or Horizons, will control Emerging Vision’s Board, effectively giving Fernandez and Horizons control of your company. Despite this attempt to take control the Board, Fernandez is not paying you anything in return. He is not offering to buy any of your Emerging Vision shares or to pay you any control premium (although he is not legally compelled to do so). Fernandez also is not promising to make any additional investment in the Company in addition to the 34% stake he already owns through Horizons. In fact, Fernandez has disclosed in his definitive proxy materials filed with the Securities and Exchange Commission (“SEC”) that he intends to ask the Company and, in effect, you the public shareholders, to reimburse him for his estimated proxy solicitation costs of $350,000 — “without the vote” of the shareholders of the Company.

We do not believe that Fernandez has offered any credible business plan or financial strategy to improve the prospects or operations of your Company. Nor do we believe that Fernandez has offered any evidence to show that his nominees either have the ability or the experience to successfully oversee the management of a public company that operates a major retail optical chain such as Emerging Vision. Rather, we believe that Fernandez has his own agenda that he has not fully disclosed to the Company or its shareholders.

Can you trust the judgment of Fernandez? For example, in the mere four weeks or so since Fernandez first announced his intention to wage this proxy contest, he already has withdrawn, without any explanation, the name of Howard Lieberman, one of his original nominees, from his proposed slate of directors. The Company notified Fernandez that it had discovered published federal court decisions stating that Lieberman was: “held...in civil contempt for refusing to comply with the investigative subpoenas issued by the National Labor Relations Board [“NLRB”],” involving the NLRB’s investigation into suspected “improper siphoning” and “fraudulent transfers” of assets of Horizons Hotel Corporation, a company principally owned by Fernandez! In his amended preliminary proxy materials filed with the SEC, Fernandez then proposed to nominate Seymour G. Siegel, one of the directors nominated for election by the Company, in place of Lieberman. Mr. Siegel indicated that he would not serve as a director if Fernandez’s nominees were elected, Fernandez then subsequently amended his proxy materials filed with the SEC to propose a “short slate” of director-nominees that includes neither Lieberman nor Mr. Siegel.

DON’T ALLOW FERNANDEZ TO DERAIL EMERGING VISION’S GROWTH

AND PROFITABILITY UNDER CURRENT MANAGEMENT

What has Fernandez promised to you? In his definitive proxy materials, Fernandez states his intention to “seek to attract new management talent as desirable.” What he hasn’t presented, in our view, is any credible or realistic business plan or detailed alternative to our existing strategy of growth and profitability.

What has your existing management team accomplished? We have focused on the Company’s franchise operations and substantially reduced our corporate overhead, while continuing to operate only our most profitable Company-owned stores. As a result of the successful implementation of our business plan, we were able to significantly reduce the Company’s working capital deficit and improve its operating cash flow.

The growth in new franchise locations, operating under our trade names Sterling Optical™ and Site for Sore Eyes™, has gained momentum. In 2003 we added 11 new franchise locations, which are more new locations in one year than the 10 franchise locations we added in the prior three years combined. This growth in locations, combined with overhead reductions, were key components of the Company’s successful return to operating profitability (before giving effect to a non-recurring, non-cash charge relating to the issuance of warrants in connection with the repurchase of certain securities we had previously issued to some shareholders in a rights offering) and positive EBITDA (i.e., earnings before interest, taxes, depreciation and amortization and non-cash charges related to equity securities) for the first time in many years.

As illustrated in the following chart, this growth and profitability has continued through our first quarter in 2004:1

	Q1 2004	2003	2002
Net income (loss) from continuing operations	$648	$(2,948)	$(4,721)
Add back:
Interest expense	16	197	207
Income taxes	—	57	54
Non-cash equity charge—Rescission Transaction	—	4,544	—
Other non-cash equity charges	—	92	—
Depreciation and amortization	53	278	489

EBITDA[2]	$717	$2,220	$(3,971)

The results we have achieved have allowed EVI to maintain its leadership position as one of the top ten optical retailers in the United States, as reported in “Top Optical Retailers’ Share Keeps Growing,” Vision Monday, May 17, 2004. We and the Company’s Board believe that we have demonstrated the requisite experience to provide the strong leadership needed to continue to increase profitability and successfully grow EVI’s business. We urge you to vote “FOR” Emerging Vision’s nominees, which is a vote “FOR” the future of your company.

[1]	For complete details of the Company’s business and financial performance for 2003 and the first quarter of 2004, we refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004, copies of which are included in the Company’s definitive proxy materials which you already may have received or will be receiving shortly.
[2]	EBITDA is a non-U.S. GAAP recognized measure of financial performance. We calculate EBITDA as our net earnings before interest, taxes, depreciation and amortization, and extraordinary items, excluding non-cash charges related to the rescission by the Company of its sale of equity securities. We refer to EBITDA because management believes that it is an indicator of Emerging Vision’s ability to service or incur indebtedness.

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We believe Fernandez’s dissident campaign is not in the best interests of all EVI shareholders. In addition, if Fernandez is successful in taking control of the board, and to the extent he replaces current management or abandons management’s current business plan, we believe this would jeopardize the significant progress we have made to date, and threaten the achievement of our business objectives and, more importantly, could impair your investment in EVI.

We believe that Fernandez’s interests are not aligned with those of EVI’s unaffiliated shareholders because, by taking control of the board, Fernandez effectively will have the ability to control the policies, strategies and the day-to-day operations of your company without making any payments to the EVI shareholders or making any additional investment in the Company, beyond Horizons’ current 34% common stock ownership interest. Do not stop the significant progress we have made by voting to give control of the Board of Directors and the Company to Fernandez and his nominees.

HOW TO PROTECT YOUR INTERESTS

1.	You already may have received, or soon will be receiving, Emerging Vision’s definitive proxy materials. The Company asks that you take no action until you receive our materials and carefully read and review them. We urge you to vote “FOR” Emerging Vision’s nominees using the WHITE proxy card that you have received or will receive together with the Emerging Vision proxy materials.

2.	We urge you to discard any blue proxy card Fernandez or his company Horizons will be sending to you, or which you already may have received. Please note that a “withhold authority” vote on Horizons’ blue proxy card is not a vote for the Company’s nominees. The only way to vote “FOR” your company’s nominees is to sign and return a WHITE proxy card.

3.	Even if you previously have returned a blue proxy card, at any time prior to the Annual Meeting, you can change any vote you may have cast in favor of Fernandez’s nominees, and vote instead for the election of Emerging Vision’s nominees by subsequently signing, dating and returning the WHITE proxy card you already have received or will receive with Emerging Vision’s proxy materials. Only your latest signed and dated proxy will determine how your shares are to be voted at the meeting. Please use the WHITE proxy card.

4.	If any of your shares are held in the name of a bank, broker or other nominee, we suggest that you promptly contact the party responsible for your account and direct them to vote your shares for the Company’s nominees on the WHITE proxy card.

For more information, please call Georgeson Shareholder Communications, Inc., our proxy solicitor, or contact our Chief Executive Officer, Christopher G. Payan, at (516) 390-2134 or chris.payan@sterlingoptical.com:

17 State Street, 10th Floor

New York, NY 10004

Toll Free (800) 733-0823

Email info@georgesonshareholder.com

Banks and Brokerage Firms please call collect:

(212) 440-9800

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We, the entire management of Emerging Vision, thank you for your continued support.

Christopher G. Payan

Chief Executive Officer

Brian P. Alessi

Chief Financial Officer and Treasurer

Myles S. Lewis

Co-Chief Operating Officer

Samuel Z. Herskowitz

Co-Chief Operating Officer

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